Exhibit 99.1

FOR IMMEDIATE RELEASE

	COMPANY	Timothy C. Delmore
July 21, 2004	CONTACT:	Chief Financial Officer
218/681-9868

	CONTACT:	Shawn Brumbaugh/
Brooks West
Padilla Speer Beardsley Inc.
612/455-1700

ARCTIC CAT REPORTS RECORD FIRST-QUARTER SALES IN FISCAL 2005

First-Quarter Highlights:

•                  Sales up 33%

•                  Net earnings grew 22%

•                  Sales increased across all product lines

•                  Board authorized $20 million share repurchase program

THIEF RIVER FALLS, Minn., July 21 – Arctic Cat Inc. (Nasdaq: ACAT) today reported net sales of $102.6 million for the fiscal 2005 first quarter ended June 30, 2004, up 33 percent versus $77.2 million in the same period last year. Net earnings for the quarter rose 22 percent to $124,000, or $0.01 per diluted share, compared to net earnings of $102,000, or $0.00 per diluted share, in the prior-year period.

“We are pleased to report record first-quarter sales,” said Christopher A. Twomey, chairman and chief executive officer. “Our financial performance exceeded our expectations, as wholesale sales to dealers occurred at a faster pace than we had projected across all product lines.”

All-terrain vehicle (ATVs) sales increased 24 percent to $39.2 million versus $31.5 million in the first quarter of last year.  “Dealers were excited with the introduction of the new 2005 model year ATVs. Our ATV retail sales continued to outpace the industry and we gained further market share,” said Twomey.

In May, the company unveiled its new line of 2005 ATV models to dealers, including the all-new 650 H1 4X4 Automatic, which features the first ATV engine designed and assembled by Arctic Cat. The 650 H1 will become available to consumers in late fiscal 2005. The company also introduced limited edition 400 and 500 Automatic ATVs. One of the new features on Arctic Cat’s ATVs this year, the popular MRP Speedrack™ accessory attachment system, is now a

(more)

standard feature on nearly all 2005 models. In addition, the company’s new ATVs offer a quieter ride and enhanced sound quality.

Sales of Arctic Cat snowmobiles rose 46 percent to $50.7 million compared to $34.8 million in the prior-year first quarter, primarily due to the timing of shipments.  Parts, garments and accessories sales totaled $12.7 million, up 16 percent versus $10.9 million in the year-ago period.

During the first quarter, Arctic Cat repurchased 334,200 shares of its common stock under an existing share repurchase authorization. In June, the company announced that its board authorized a new $20 million share repurchase program.

Outlook

“We are on track to deliver another year of record sales, with some of the most exciting  ATVs and snowmobiles available,” said Twomey. “We also remain committed to maintaining our technology leadership position in areas such as fuel management and emissions.”

Arctic Cat currently anticipates fiscal 2005 second-quarter net sales for the period ending September 30, 2004, to range between $245 million to $255 million, compared to $237.7 million for the same period last year. Net earnings for the quarter are estimated to be between $0.99 to $1.02 per diluted share versus earnings of $0.98per diluted share in the prior-year quarter. Due to the seasonal nature of Arctic Cat’s snowmobile and ATV products, the majority of the company’s sales occur during its second and third fiscal quarters.

For the fiscal year ending March 31, 2005, Arctic Cat continues to anticipate that net sales will grow 4 to 8 percent and be in the range of $676 million to $700 million. Full-year diluted earnings per share are estimated to grow 4 to 8 percent and be in the range of $1.46 to $1.51.

Conference Call

Arctic Cat will host a conference call to discuss the first-quarter results at 10:30 a.m. CT (11:30 a.m. ET) on Wednesday, July 21. To listen to the live Webcast or replay of this call via the Internet, go to the corporate portion of the company’s Web site at www.arcticcat.com, and click on the conference call icon. A telephone replay also will be available from approximately 12:30 p.m. CT on Wednesday, July 21, until 6 p.m. CT on Wednesday, July 28. To access the telephone replay, dial (800) 405-2236, conference ID #11002295.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs) and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories.  Its common stock is traded on the Nasdaq National Market under the ticker symbol “ACAT.”  More information about Arctic Cat and its products is available on the Internet at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K and future filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales and pricing; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of engines from Suzuki; warranty expenses; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of insured amounts; environmental and product safety regulatory activity; effects of the weather; overall economic conditions; and consumer demand and confidence.

ARCTIC CAT INC.

Financial Highlights
(000s omitted, except per share amounts) (Unaudited)

	Three Months Ended June 30,
	2004	2003
Net Sales	$102,594	$77,189
Cost of Goods Sold	83,638	58,663
Gross Profit	18,956	18,526
Selling, General And Administrative Expenses	18,982	18,625
Operating Loss	(26)	(99)
Other Income:
Interest Income	209	249
Earnings Before Income Taxes	183	150
Income Tax Expense	59	48
Net Earnings	$124	$102
Net Earnings Per Share
Basic	$0.01	$0.00
Diluted	$0.01	$0.00
Weighted Average Shares Outstanding
Basic	20,873	21,969
Diluted	21,146	22,251

	Three Months Ended June 30,
Selected Balance Sheet Data:	2004	2003
Cash and Short-term Investments	$37,223	$21,015
Accounts Receivable, net	37,565	38,729
Inventories, net	106,924	118,395
Total Assets	268,147	260,370
Current Liabilities	72,880	70,977
Long-term Debt	0	0
Shareholders’ Equity	178,003	178,522

	Three Months Ended June 30,
Product Line Information	2004	2003	Incr %
Snowmobiles	$50,698	$34,766	46%
All-Terrain Vehicles	39,172	31,492	24%
Parts, Garments & Accessories	12,724	10,931	16%
Total Sales	$102,594	$77,189	33%

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